Exhibit 99.2

February 1, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated as of October 23, 2012, to the Board of Directors of Spartech Corporation (“Spartech”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of PolyOne Corporation (“PolyOne”), as filed by PolyOne on December 17, 2012 (the “Registration Statement”), as amended by Amendment No. 1 to the Form S-4 of PolyOne as filed by PolyOne on January 18, 2013 and Amendment No. 2 to the Form S-4 of PolyOne as filed by PolyOne on February 1, 2013 relating to the proposed business combination transaction between Spartech and PolyOne and (ii) references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Spartech’s Financial Advisor,” “Background of the Merger” and “Opinion of Spartech’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

By:	/s/ Kenneth Grahame
Name:	Kenneth Grahame
Title:	Managing Director